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                                                                      EXHIBIT 11

             SECURITY DYNAMICS TECHNOLOGIES, INC. AND SUBSIDIARIES
          COMPUTATION OF INCOME PER COMMON AND COMMON EQUIVALENT SHARE
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
Basic earnings per share(1):
  Net income per common share...............................  $   .07    $   .13
                                                              =======    =======
  Weighted average number of shares outstanding.............   40,665     38,480
                                                              =======    =======
Diluted earning per share(1):
  Net income per common share...............................  $   .07    $   .12
                                                              =======    =======
Shares:
  Weighted average number of shares outstanding.............   40,665     38,480
  Effect of dilutive options................................    1,486      1,603
                                                              -------    -------
  Adjusted weighted-average number of shares outstanding....   42,151     40,083
                                                              =======    =======

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(1) Results for all periods prior to March 26, 1998 and July 15, 1997 have been restated for the acquisitions of Intrusion Detection Inc., and DynaSoft AB, respectively, which acquisitions have been accounted for as poolings of interests.

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